CORPORATE CAPITAL TRUST II N-2/A

Exhibit (k)(6)

CAPITAL MARKETS SERVICE AGREEMENT

THIS CAPITAL MARKETS SERVICE AGREEMENT (this “Agreement”) is made and entered into as of the ____ day of ___________, 2015 (the “Effective Date”), by and between CNL Capital Markets Corp. (“CCM”) and CNL Fund Advisors II, LLC (the “Administrator”).

WHEREAS, Corporate Capital Trust II, a Delaware statutory trust (the “Issuer”), has prepared and filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form N-2 and intends to raise capital through this and other follow on offerings of securities to the public, each under Rule 415 (collectively, the “Offering”), pursuant to the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder;

WHEREAS, pursuant to an Administrative Services Agreement between the Issuer and the Administrator dated as of [________], the Issuer has retained the Administrator to furnish certain administrative services for the benefit of the Issuer, including responsibility and authority for procuring on behalf of the Issuer certain third-party services such as the Services (as defined herein) (the “Issuer Authorization”); and

WHEREAS, the Administrator desires to retain CCM to act as the Administrator’s agent to procure or otherwise deliver certain services for the benefit of the Issuer in connection with the Offering, as set forth herein, and CCM is willing and desires to accept such retention, all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed between CCM and the Administrator (collectively, the “Parties”), as follows:

1.

Appointment and Third Party Agreements

A.

DST Agreement Agency. Pursuant to the Issuer Authorization and subject to and in accordance with the terms and conditions herein set forth, the Administrator hereby retains and appoints CCM as the Administrator’s agent for purposes of procuring DST Systems, Inc., (“DST”), to provide transfer agent, registrar and paying agent services for the benefit of the Issuer during the term of the Offering and as required thereafter and for purposes of negotiating and executing an agreement with DST to provide investor and financial advisor online account and data access and services for the benefit of the Issuer in connection with the Offering and as required thereafter (“TASA Services”). The TASA Services shall be so rendered by DST pursuant to the terms and conditions of that certain Transfer Agency and Service Agreement between DST and CCM dated as of March 14, 2008 (as the same has been further amended and may continue to be amended from time to time, the “DST Agreement”).

B.

Electronic Account Services. Subject to and in accordance with the terms and conditions herein set forth, the Administrator hereby retains and appoints CCM as the Company’s agent for purposes of negotiating and executing an agreement with DST to provide investor and financial advisor online account and data access and services for the benefit of the Company during the term of the Offering and as required thereafter (the “DST Agreement”).

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C.

Alternative Investment Product Services. Subject to and in accordance with the terms and conditions herein set forth, the Administrator hereby retains and appoints CCM to act as an agent duly authorized to act on its behalf for purposes of negotiating and executing on behalf of the Company an agreement with the National Securities Clearing Corporation (“NSCC”), or their successor in CCM’s sole discretion, (the “NSCC Agreement”) for the purposes of Issuer’s participation in Alternative Investment Product.

D.

Additional Agency. Pursuant to the Issuer Authorization and subject to and in accordance with the terms and conditions herein set forth, the Administrator hereby retains and appoints CCM as the Administrator’s agent for purposes of procuring for the benefit of the Issuer any and all agreements ancillary to or required for completion of the services set forth in Exhibit A attached hereto, as amended from time to time (collectively, the “Services”), in addition to the DST Agreement (the DST Agreement, the NSCC Agreement and such ancillary agreements, if any, collectively referred to as the “Service Agreements”). CCM’s signature on any Service Agreement shall be fully binding upon the Administrator (and, for such purpose, the Administrator hereby constitutes and appoints CCM the Administrator’s true and lawful attorney-in-fact) and each act or omission of CCM under or pursuant to the Service Agreements is hereby adopted by the Administrator as authorized and shall be binding on the Administrator as if the Administrator had acted or omitted to act.

E.

Acceptance. CCM hereby accepts the appointment hereunder as agent of the Administrator and agrees to procure or otherwise deliver the Services in accordance with the terms and conditions hereinafter set forth. In connection with the Service Agreements and all services provided thereunder, CCM shall be considered as the Administrator’s agent, and shall under no circumstances be deemed the provider of any such services. The Administrator also acknowledges and accepts the terms and fees associated with the Service Agreements.

2.

Services and Terms

A.

CCM shall procure or otherwise deliver the Services, pursuant to the Administrator’s and the Issuer’s established policies and procedures applicable to such Services as timely provided in writing by the Administrator to CCM.

B.

CCM shall enter into the Service Agreements as set forth above.

C.

CCM shall determine the levels and priorities applicable to the Services and related actions taken in connection therewith, but shall in all cases procure or otherwise deliver the Services within a commercially reasonable time as applicable.

D.

In the event an investor, broker-dealer, registered investment adviser who is registered under the Investment Advisers Act of 1940 or under applicable state securities laws, or licensed financial advisor contacts CCM regarding any of the issues set forth in Exhibit B attached hereto, CCM shall refer such investor, broker-dealer or financial advisor to another party in accordance with written instructions of the Administrator.

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E.

It is intended that CCM be deemed an independent service provider and that no employment relationship shall be created between the Administrator, on the one hand, and CCM or CCM’s employees, agents or subcontractors, on the other hand.

F.

Nothing in this Agreement shall in any way be deemed to restrict the right of CCM to perform services for any other person or entity, and the performance of such services for others shall not be deemed to violate or give rise to any duty or obligation to the Administrator or any other person or entity not specifically undertaken by CCM hereunder.

G.

The Administrator agrees to use reasonable efforts to provide CCM (1) advance written notice in the event that there are any changes to the Administrator’s or the Issuer’s governing documents or business practices or the Offering that would have an impact on the Services procured or delivered pursuant to this Agreement, including, but not limited to, changes to the Issuer’s dividend reinvestment plan, commissions and fees (including discounts) paid on sales of shares, share price, investor suitability standards, the states where shares are offered, distribution rates or record dates and payable dates, introduction of new securities offerings, and changes in business practices pertaining to certification of shares, book entry, electronic delivery of information to stockholders; and (2) prompt notice of Issuer’s filing of a registration statement or any other form with the SEC, and any amendments thereto, that could materially affect the Services procured or delivered by CCM pursuant to this Agreement.

H.

Within the sixty (60)-day period after the Effective Date, the Parties shall confer, diligently and in good faith, to agree upon (1) the operational service level standards that shall be measured under this Agreement, if any, and (2) the ongoing reports to the Administrator to be provided under this Agreement, if any, and/or as they arise.

3.

Compensation and Payments

The Administrator will make three forms of payments as consideration for the provision of the Services under this Agreement: (1) an annual fee calculated and payable as noted below and in Exhibit C attached hereto, as it may be amended from time to time (the “Annual Service Fee”); (2) fees and payments paid directly to third parties for Services provided to or for the benefit of the Issuer in connection with a Service Agreement (“Service Agreement Fees”); and (3) fees and payments in connection with Communications Services, as defined and on Exhibit A, payable as specified on Exhibit C. In addition, the Administrator may, at its sole discretion, request and pay for Additional Services, as defined herein. The Administrator agrees to timely pay any and all fees due under this Agreement and all Service Agreements.

A.              The Annual Service Fee

The Annual Service Fee is paid as consideration for the covered Services described in Exhibit A attached hereto. The Annual Service Fee is calculated based upon CCM’s and the Administrator’s mutually agreed upon best efforts approximation of the average number of investor accounts that will be open in connection with the Offering during the Agreement’s current term. Such approximation and the table in Exhibit C shall then be used to determine the Annual Service Fee.

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The Annual Service Fee shall be paid in twelve (12) equal monthly installments, each payable in advance of the performance of the Services. By way of example, if the determined Annual Service Fee is $120,000, CCM would invoice the Administrator for $10,000 on January 1, and then for an additional $10,000 on the first of each month thereafter through December 1.

The number of monthly installment payments for the Annual Service Fee during the initial term of this Agreement shall equal the number of months in the year from the Service Start Date, as defined below, through December, exclusive of the month in which the Service Start Date occurs. By way of example, if the Service Start Date occurs in April, the entire Annual Service Fee would be payable in eight (8) equal monthly installments beginning May 1. The “Service Start Date” means the first day upon which an investor account is opened for the Issuer.

At the Administrator’s request, at least sixty (60) days before the expiration of the initial term of this Agreement or a Renewal Term, as defined in Section 7 hereof, CCM shall provide an annual budget to the Administrator for the projected costs associated with the above fees.

B.              Service Agreement Fees

Service Agreement Fees are pass through fees billed directly to the Administrator by the party providing a Service under a Service Agreement. CCM will provide the Administrator with reasonably detailed invoices regarding all fees and expenses. The Administrator is exclusively responsible for their timely payment, and for any fees or costs associated with any late payments. In the event of a disputed payment, CCM will cooperate with the Administrator to resolve the matter in accordance with the terms of the applicable Service Agreement. Changes in pricing that result from changes in fees or new features or activities under a Service Agreement will be the sole responsibility of the Administrator. Certain Service Agreements, including but not limited to the DST Agreement, will contain fee and pricing features that are determined (1) based on actual specific performance of Services; and (2) based upon aggregate number of issuers’ investor accounts served by all CCM client issuers that are beneficiaries of a given Service Agreement, including but not limited to the Issuer (the “Platform Size Benefits”). The Administrator acknowledges that CCM cannot control fluctuations in the aggregate number of issuer accounts that determine the calculation of Platform Size Benefits. To the extent possible, CCM will work with Third Parties (as defined herein), as requested by Administrator, to provide Administrator with the projected or estimated expenses associated with the Service Agreements for each year this Agreement is in place between the parties hereto.

C.              Communication Services Fees

The Communications Services Fees are paid as consideration for the covered Communication Services described in Exhibit A attached hereto. Communication Services Fees are invoiced from CCM to the Administrator based on actual time spent providing the Communications Services at the hourly billing rate specified in Exhibit C. Out-of pocket expenses of CCM, including reasonable travel, lodging or other actual expenses incurred in connection with approved Communications Services will also be invoiced to the Administrator. CCM will provide the Administrator with reasonably detailed invoices regarding all hourly fees and expenses.

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Communication Services Fees may also include pass through fees billed directly to the Administrator by a third-party or an affiliate of CCM providing a Communication Service, either under a Service Agreement or at the request of CCM in connection with its completion of the Communication Services. The Administrator is exclusively responsible for their timely payment, and for any fees or costs associated with any late payments. In the event of a disputed payment, CCM will cooperate with the Administrator to resolve the matter.

D.              Subsequent Pricing

At least sixty (60) days before the expiration of the initial term of this Agreement or a Renewal Term as defined in Section 7 hereof, CCM and the Administrator will agree upon a new Exhibit C fee schedule for the upcoming Renewal Term. Changes to the fee schedule in Exhibit C shall be effective upon written approval and an amendment to Exhibit C, setting forth the new fee schedule, shall be attached as Amended Exhibit C to this Agreement.

In the event the Parties fail to agree upon a new fee schedule as of such date and neither Party exercises its right to terminate by such date, an automatic pricing update to the Annual Service Fee shall take effect based on the following calculation: The Annual Service Fee shall be adjusted at a minimum to an amount equal to the current Annual Service Fee paid by the Administrator for the Services increased by the percentage increase for the twelve-month period of the previous calendar year of the CPI-W (defined below), or, in the event that publication of such index is terminated, any successor or substitute index, appropriately adjusted, reasonably acceptable to the Parties. As used herein, “CPI-W” shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers for Boston-Brockton-Nashua, MA-NH-ME-CT, (Base Period: 1982-84 = 100), as published by the United States Department of Labor, Bureau of Labor Statistics.

E.               Payment Schedule

All amounts due and payable under this Agreement, including all Exhibits thereto, shall be due and payable to CCM by the Administrator within thirty (30) calendar days of request for payment or reimbursement by CCM, except for any fees or expenses that are subject to good faith dispute. In the event of such a dispute, only that portion of the fee or expense subject to the good faith dispute may be withheld. The Administrator shall notify CCM in writing within thirty (30) calendar days following the receipt of each invoice if the Administrator is disputing any amounts in good faith together with a statement specifying the portion of fees or expenses being withheld and a reasonably detailed explanation of the reasons for withholding such fees or expenses. If the Administrator does not provide such notice of dispute within the required time, the invoice will be deemed accepted. Whenever the Administrator withholds payment of a disputed portion of any invoice, the Parties will negotiate expeditiously and in good faith to resolve any such disputes within thirty (30) calendar days of the original notice of dispute. The Administrator shall settle such disputed amounts within ten (10) calendar days of the day on which the Parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, such disputed amounts shall be settled as may be required by law or legal process.

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F.               Late Payments

If any undisputed amount in an invoice of CCM (for fees or reimbursable expenses) is not paid when due, or if any disputed amount in an invoice of CCM (for fees or reimbursable expenses) is not paid when due and is subsequently determined to have been due, the Administrator shall pay CCM interest thereon (from due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) as published by the The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by CCM) on the first day of the publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of law.

G.              Additional Services

From time to time the Administrator may request that CCM provide services to it beyond those Services contemplated in this Agreement (“Additional Services”). If CCM, in its sole discretion, determines that contemplated Additional Services may require employees of CCM to spend in excess of 20 work hours dedicated to such Additional Services, CCM and the Administrator shall negotiate a separate statement of work and fee schedule regarding such Additional Services. For the avoidance of doubt, no Additional Services shall include any services that constitute or are deemed transfer agent services, or that would otherwise require CCM to register as a transfer agent under, the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

4.

Confidentiality of Records

A.

As used herein, “Issuer Data” means all information and facts owned by the Issuer or collected on behalf of the Issuer, including, without limitation, any technical, business or investor information, of any kind, or in any form, format or medium (including, without limitation, all interrelated, unique data items or records in one or more computer files). CCM shall keep confidential any Issuer Data it receives, maintains, processes or otherwise accesses while providing the Services contemplated herein and will use such Issuer Data solely for performing its obligations under this Agreement. CCM will not release Issuer Data except as otherwise provided for in this Section 4 or with the written consent of the Issuer. Notwithstanding the above, CCM may release Issuer Data to its nominees, subcontractors or third-party service providers, including providers under the Service Agreements (the “Third Parties”), provided that each such Third-Party shall be required by CCM to agree to comply with the terms of confidentiality in this Agreement or other substantially similar terms. The Issuer is an express third-party beneficiary with respect to this Section 4(A). The Parties may not modify or terminate this Section 4(A) without the prior written consent of the Issuer.

B.

The Administrator will provide CCM with such information as CCM may reasonably require in order to comply with its duties under this Agreement. CCM will maintain such reports and records as the Administrator may reasonably require and for such length of time as required by applicable laws, rules and regulations, and as set forth by the Administrator’s record retention policies, but at least as long as required by the record retention policy of CCM.

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C.

To the extent CCM is in possession of books and records required to be maintained by the Issuer, as defined by the Investment Company Act of 1940 (the “1940 Act”) Sections 31a-1 and 31a-2, CCM agrees to deliver such books and records in its possession, if any, to the Administrator, upon Administrator’s demand, at the Administrator’s expense.

D.

All records, data files, material, reports and other data received pursuant to this Agreement are the property of Issuer, are confidential and will be delivered to the Administrator upon the Administrator’s demand at the Administrator’s expense. CCM’s record retention policies and practices are subject to inspection by the Chief Compliance Officer of the Issuer or the Administrator.

E.

Both CCM and the Administrator shall have in place reasonable privacy and confidentiality policies and/or procedures in order to comply with all applicable privacy laws, rules and regulations and to safeguard all Issuer Data. Such policies and/or procedures shall be available for review by either CCM, the Administrator, or the Chief Compliance Officer of the Issuer, upon request to the other party. Additionally, CCM shall use its best efforts to require that all Third Parties have in place appropriate physical, electronic, and procedural safeguards that comply with all applicable privacy laws, rules and regulations.

F.

Notwithstanding anything to the contrary in this Agreement, CCM may disclose this Agreement and any amendments, terminations and renewals thereof upon the advice of counsel or as may be required by applicable laws, rules and regulations. Additionally, the Administrator may disclose this Agreement and any amendments, terminations and renewals thereof to third-party due diligence firms and their broker-dealer clients as the Administrator deems appropriate to facilitate the review of Issuer’s offerings in connection with the sale thereof or upon the advice of counsel or as may be required by applicable laws, rules and regulations.

G.

CCM is authorized to disclose information concerning Issuer Data to its affiliates and to Third-Parties as may be necessary solely in connection with the administration of or performance of this Agreement as set forth herein, to CCM’s internal and external auditors, accountants and counsel, and to any other person or entity when so advised by counsel where CCM may incur liability for failing to do, including as may be required under applicable laws, rules and regulations or based upon requests by regulators or other government agencies.

H.

Except for the agreement to exert reasonable efforts to attempt to correct failures of any Third-Party to operate in material compliance with the operational and confidentiality requirements provided herein and in their respective service agreements, CCM makes no warranty that errors or failures will not occur or that they may be resolved. Except as expressly stated herein or for an incident arising from CCM’s gross negligence or willful misconduct, CCM expressly disclaims responsibility for breaches of confidentiality or for loss of confidential data and Issuer Data by third parties.

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5.

Limitation of Liability; Indemnification

A.

Limitation of Liability

1.

CCM shall not be liable for any Losses (as defined in Section 5.B.1.) or action taken or omitted or for any loss or injury resulting from CCM’s (including, but not limited to, its agents, nominees and/or subcontractors) or third party service providers’ performance or failure to perform their respective duties hereunder in the absence of gross negligence or willful misconduct on their respective parts. In no event shall CCM be liable to the Administrator or any other person or entity (i) for acting in accordance with the Administrator’s instructions or instructions from any entity or individual reasonably believed by CCM to be an agent of the Administrator; (ii) for special, consequential or punitive damages; (iii) for the acts or omissions of its correspondents, designees, agents, subagents; (iv) any Losses (as defined in Section 5.B.1.) due to forces beyond the reasonable control of CCM, including without limitation, strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services; or (v) for any violation or alleged violation of any federal securities law or any “blue sky” or state securities law. With respect to any Losses (as defined in Section 5.B.1.) incurred as a result of the acts or the failure to act by any correspondents, designees, agents, sub-agents, contractors or sub-contractors, CCM shall take appropriate action, as determined by CCM in its sole discretion, to recover such Losses from such correspondents, designees, agents, sub-agents, contractors or sub-contractors, and CCM’s sole responsibility and liability to the Administrator shall be limited to such amounts, if any, recovered from same less any costs and expenses incurred by CCM in any such recovery efforts. With respect to any and all Losses howsoever arising from or in connection with this Agreement or the performance of CCM’s (or its nominees’, subcontractors’ or third-party service providers’) duties hereunder, the enforcement of this Agreement and disputes between the Parties hereto or otherwise related to CCM’s performance hereunder, CCM’s sole responsibility and aggregate liability to the Administrator shall not exceed the amount of fees paid by the Administrator to CCM (exclusive of costs and expenses incurred by CCM) pursuant to Section 3 of this Agreement.

2.

Notwithstanding any provisions of this Agreement to the contrary, CCM shall be under no duty or obligation to inquire into, and shall not be liable for:

i.

The legality of the issue, purchase, sale or transfer of any securities, the sufficiency of the amount to be paid or received in connection therewith, or the authority of the Administrator to request such issuance, purchase, sale or transfer;

ii.

The legality of the declaration of any dividend by Issuer, or the legality of the issue of any securities in payment of any stock dividend;

iii.

The legality of any recapitalization or readjustment of the securities; or

iv.

The legality or accuracy of any tax reporting, withholding or cost basis reporting.

3.

Third-Party Information

CCM shall have no responsibility for the accuracy of any information that has been provided by or obtained from third parties.

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4.

Trustee or Fiduciary

Nothing contained herein shall cause CCM to be deemed a trustee or fiduciary for or on behalf of the Administrator, the Issuer, any investor, or any other person or entity. The Services delivered by CCM hereunder are in addition to the services provided by CCM under any other agreements, if applicable, between the Parties.

B.

Indemnification

1.

The Administrator agrees, to the extent permitted by applicable federal and state law (including, but not limited to, federal and state securities law) to indemnify, defend and hold harmless CCM, and when appropriate, its agents, nominees and subcontractors, and their respective officers, directors, partners, employees, associated persons, agents and control persons against any and all losses, claims, damages, liabilities and expenses, including reasonable legal (including attorneys’ fees), and other expenses (collectively referred to herein as “Losses”) incurred in investigating or defending such claims or liabilities, joint or several, whether or not resulting in any liability to such persons, to which they or any of them may become subject, insofar as such Losses (or actions in respect thereof) arise out of or are based upon this Agreement or the performance of their duties hereunder, the enforcement of this Agreement and disputes between the Parties hereto or otherwise related to CCM’s performance hereunder. Provided, however, that nothing contained herein shall require that CCM (or its agents, nominees and sub-contractors) be indemnified for direct money damages to the extent they are caused by its gross negligence or willful misconduct. Nothing contained herein shall limit or in any way impair the right of CCM to indemnification under any other provision of this Agreement. For purposes of this Section 5.B, “control persons” with respect to an entity, means those persons who possess, directly or indirectly, the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.

2.

CCM agrees, to the extent permitted by applicable federal and state law (including, but not limited to, federal and state securities law) to indemnify, defend and hold harmless the Administrator, and its officers, directors, partners, employees, associated persons, agents and control persons, from and against any and all Losses incurred in investigating or defending such claims or liabilities, joint or several, whether or not resulting in any liability to such persons, to which they or any of them may become subject, insofar as such Losses (or actions in respect thereof) arise out of or are based upon this Agreement or the performance of their duties hereunder, the enforcement of this Agreement and disputes between the Parties hereto or otherwise related to the Administrator’s performance hereunder. Provided, however, that nothing contained herein shall require that the Administrator (or its agents, nominees and sub-contractors) be indemnified for direct money damages to the extent they are caused by its gross negligence or willful misconduct. Nothing contained herein shall limit or in any way impair the right of the Administrator to indemnification under any other provision of this Agreement.

3.

The Parties agree that CCM may assign to the Administrator, at the Administrator’s request, any and all rights of subrogation CCM may have against any third-party vendors, correspondents, agents, sub-agents, contractors, sub-contractors or consultants and in full satisfaction of any obligation of indemnity CCM may have to the Administrator under this Agreement.

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4.

Any indemnified party entitled to contribution or indemnification will, promptly after receipt of such notice of commencement of any action, suit, proceeding or claim against him or it in respect of which a claim for contribution or indemnification may be made against another indemnifying party or indemnifying parties, notify such other indemnifying party or indemnifying parties. Failure to so notify such other indemnifying party or indemnifying parties shall not relieve such other indemnifying party or indemnifying parties from any other obligation it or they may have hereunder or otherwise, unless the indemnifying party has been materially prejudiced in its ability to defend the action as a result of such delay. If such other indemnifying party or indemnifying parties are so notified, such other indemnifying party or indemnifying parties shall be entitled to participate in the defense of such action, suit, proceeding or claim at its or their own expense or in accordance with arrangements satisfactory to all parties who may be required to contribute. After notice from such other indemnifying party or indemnifying parties to the indemnified party entitled to contribution or indemnification of its or their acknowledgement of its or their obligations hereunder and its or their election to assume its or their own defense, the indemnifying party or indemnifying parties so electing shall not be liable for any legal or other expenses of litigation subsequently incurred by the indemnified party entitled to indemnification or contribution in connection with the defense thereof, other than the reasonable costs of investigation. No party shall be required to contribute or provide indemnification with respect to the settlement amount of any action or claim settled without its consent, which shall not be unreasonably withheld.

6.

Certain Acknowledgments and Covenants of Administrator and CCM

Each of the Administrator and CCM hereby acknowledges and agrees that CCM (A) is not a registered transfer agent under Section 17A(c) of the Exchange Act and is not acting as a fiduciary or in the capacity of a transfer agent; and (B) is not a member of the Financial Industry Regulatory Authority (FINRA) and is not acting as a broker or dealer in connection with delivering Services.

7.

Term and Termination

A.

The initial term of this Agreement shall commence on the Effective Date and shall expire on [December 31, 2016].  Upon the expiration of such initial term or any renewal term thereafter, this Agreement shall then automatically be renewed for a one (1)-year period (each such renewal, a “Renewal Term”).  Renewal Terms exactly align with a given calendar year.  Notwithstanding the above, the Agreement may otherwise be terminated earlier as follows:

1.

By either Party, after having given the other Party at least forty-five (45) calendar days’ advance written notice of its intent to terminate.

2.

In the event that CCM shall fail to perform material services hereunder and such failure could result in a material adverse effect on the Issuer’s business or operations, as determined by the Administrator, the Administrator may terminate this Agreement immediately on written notice to CCM.

B.

In the event that this Agreement is terminated, regardless of the reason for such termination, CCM agrees to cooperate with the Administrator to provide for an orderly transfer of functions to the successor service provider.

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8.

Survival of Terms

The provisions of Section 4 (Confidentiality of Records), Section 5 (Limitation of Liability; Indemnification), Section 11 (Governing Law and Venue) and this Section 8 (Survival of Terms) shall survive any termination of this Agreement.

10.

Notices

Unless otherwise provided herein, all notices or other communications under this Agreement must be in writing and signed by an authorized officer (or such other persons as either Party shall specify in written notice to the other).

All such notices shall be deemed given and received when delivered by hand or facsimile transmission in conjunction with a transmission confirmation, or after three (3) days following placement in the U.S. mail addressed to the other Party, first class certified mail, or via overnight courier service, at the applicable address set forth in this Section.

If sent to CCM:

CNL CAPITAL MARKETS CORP. CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801 Attention: Corporate Counsel

If sent to the Administrator:

CNL FUND ADVISORS II, LLC CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801 Attention: Chief Financial Officer

11.

Nonwaiver

The failure of any Party to insist upon or enforce strict performance by any other Party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such Party’s right to assert or rely upon any such provision or right in that or any other instance; rather, such provision or right shall be and remain in full force and effect.

12.

Assignment

Except for the assignment by CCM (i) to a successor corporation upon the merger or consolidation of CCM, (ii) to an affiliate of CCM, or (iii) upon the sale of all or substantially all of CCM’s business of providing services similar to the Services, this Agreement shall not be assigned by any Party without the prior written consent of the other Party.

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13.

Governing Law and Venue

This Agreement shall be construed in accordance with the applicable laws of the State of Florida, excluding the conflict of laws provisions thereof. Any aggrieved Party may proceed to enforce its rights in the appropriate action at law or in equity. Venue for all suits arising out of this Agreement shall lie exclusively in the courts of Orange County, Florida. By execution of this Agreement, each Party hereby submits itself to the in personam jurisdiction of all courts of Orange County, Florida, and waives any right they may have to seek any change of jurisdiction or venue.

14.

Severability

In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable provision, which, being valid, legal and enforceable, comes closest to the intention of the Parties.

15.

Use of CCM’s Name

The Administrator shall obtain the prior written consent of CCM for any reference to CCM or to services to be furnished by CCM in any communication or document; provided that CCM shall have no responsibility or liability for the content of any such communication or document. Administrator does not require CCM permission regarding disclosures in the Issuer’s registration statement, prospectus, or statement of additional information. CCM shall obtain the prior written consent of the Administrator for any reference to the Administrator or the Issuer in any CCM communication or document, other than those contracts or agreements referenced or contemplated herein; provided that the Administrator shall have no responsibility or liability for the content of any such communication or document.

16.

Headings

The section and paragraph headings contained herein are for convenience and reference only and are not intended to define or limit the scope of any provision of this Agreement.

17.

Counterparts

This Agreement may be executed in counterpart copies, each of which shall be deemed an original but all of which together shall constitute one and the same instrument comprising this Agreement.

18.

Attorneys’ Fees

Unless otherwise contemplated in this Agreement, the Parties agree to pay their own attorneys’ fees and costs as may be incurred in negotiating, preparing and drafting this Agreement, whether the same is finally entered into and executed or not.

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19.

Amendment; Entire Agreement

No modification, amendment, supplement to or waiver of this Agreement or any of its provisions shall be binding upon CCM or the Administrator unless made in writing and duly signed by authorized officers of each of CCM and the Administrator. This Agreement constitutes the entire understanding between the Parties, and all prior or contemporaneous correspondence, conversations or memoranda are merged in, replaced by and without effect on this Agreement.

(signature page follows)

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IN WITNESS WHEREOF, the Parties have duly executed this Capital Markets Service Agreement as of the Effective Date.

CNL CAPITAL MARKETS CORP. (“CCM”)
By: _________________________________
Name: Jeffrey R. Shafer
Title: President

CNL FUND ADVISORS II, LLC (“ADMINISTRATOR”)
By: _________________________________
Name: Steven D. Shackelford
Title: Chief Financial Officer

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EXHIBIT A

Services

Services Covered by the Annual Service Fee

•	Answer and resolve all incoming administrative calls from broker/dealers and financial advisors
•	Negotiate and set up interactive voice response strategy & call flows
•	Respond to incoming phone calls, e-mails, faxes, web, and mail correspondence relating to administrative services
•	Develop, maintain and/or seek approvals for or consultative services on administrative forms (hard copy or electronic) required for daily operations (including the subscription agreement; investor, financial advisor or custodian administrative form changes; transfer on death forms; distribution reinvestment plan forms; tender request forms)
•	Ensuring updated forms are posted to www.cnlsecurities.com or other web venues as they become applicable (e.g. Vision) and facilitating the accurate dissemination of these documents to the issuer websites
•	Oversee and administer e-delivery program for investor communications including tax forms, quarterly statements, proxies and annual reports
•	Facilitate, oversee and act as a liaison to the transfer agent on behalf of the Administrator for the following non-exclusive list of services:
o	Facilitate contracting, pricing and service level agreement negotiation
o	Oversight of transfer agents, technology vendors, telephone vendors, printers, statement companies, DTCC, and qualified plan custodians.
o	Facilitate new product / new offering procedures as they pertain to systems and technologies.
o	Oversight of investor-qualified plan custodian calls
o	Oversight of distributions processing and communications
o	Oversight of managing dealer commissions calculations
o	Oversight of rescissions processing and communications
o	Processing of tenders offers and tracking and communication of the same
o	Oversight of deposit processing
o	Oversight of ownership transfer, resales and secondary market oversight, if applicable
o	Oversight of tax form generation and, where applicable; organizing the printing, mailing, re-printing, and electronic availability of the same.
•	Implementation of mandatory cost basis regulation
o	Oversight and development of Vision, FAN Web (Financial Advisor and Investor transactional websites) and FAN Mail
o	Facilitation and servicing of investments by foreign investors, if allowable.
o	Oversight of various statement coordination, including account, distribution and confirmation statements, and Section 19a notices
o	Ensure invoice reconciliation from various vendors (by providing confirmation that vendors are adhering to the contracted pricing & terms)

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•	Provide analysis and consultative services, as needed, regarding transfer agent, custodial fund clearing services and related strategies
•	Provide support, as needed, for business or regulatory purposes (including position reports and investor counts)
•	Facilitate, but not undertake, customer and financial advisor oversight of:
o	Transfer agent compliance and regulatory issues (SEC, FINRA, OFAC, Privacy Act, and the Electronic Transactions Act)
o	Blue sky matters (including communication and reporting to prevent blue sky violations)
•	Internal & external client services training on processes and procedures
•	Perform outbound research and problem resolution calls (as it pertains to not-in-good-order “NIGO” issues)
•	Responding to all escalated issues including but not limited to:
o	Investor and financial advisor phone calls
o	New business and maintenance issues and cures
o	Lost shareholder / escheatment
o	TIN certifications / IRS B & C notices
•	Maintenance and supervision of Vision and CNL Securities Corp. website log-in’s
•	Act as liaison to clearing firms, custodians and broker-dealers, including set up, problem-resolution, running reports, and reconciliations
•	Executive Management & Ad-hoc reports
•	Generation of investor & financial advisor communications and provide consultation regarding the same
•	Facilitation of systems enhancement / development and provide consultation regarding the same
•	Development and maintenance of a data bridge for sales and tax reporting
•	Assist in negotiation and continued oversight of custodial accounts and /or escrow arrangements
•	Procure and oversee fulfillment services
•	Provide primary transfer agent contact names and telephone numbers to Administrator for direct contact purposes, including disaster recovery and continuing business activities

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Services Covered by the Communications Services Fee (“Communication Services”)

•	Development of investor and financial advisor statements
•	Development of fund investor stationery
•	Development of operational forms and instructions
•	Development and implementation of branding
•	Creation of budget & planning for the next year
•	Development of issuer biographies
•	Provide investor relations/communications services
o	General communication traffic coordination
o	Corporate restructuring
o	Coordinate and administer proxy firm and related services, including solicitation
•	Coordinate approvals, print & distribute/mail (as needed):
o	Valuation letters
o	Section 19-a Notice
o	Tender offers
o	Notice of deemed distribution approach
o	Distribution declaration
•	Draft, coordinate approvals, print & distribute:
o	Annual and quarterly reports
o	Cover letter & envelopes for prospectus
o	Error letters
o	Statement updates (i.e. statement messages, tax messages)
o	Crisis and other communications as needed
o	Q&A’s
•	Manage and/or communicate through corporate events:
o	Name changes
o	Liquidation events
o	Lawsuits
o	Tax issues
o	FA e-mails (announcements, press releases, etc.)
o	Other matters as they arise
•	Manage platform communications:
o	Monthly e-newsletter
o	Arrange conference calls to BD/FA/RIA community
•	Coordinate and maintain investor section of issuer website
o	Post forms & filings
o	Arrange and test FanWeb and other links
o	Maintain/communicate other content as needed

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EXHIBIT B

Service Escalations to the Administrator and Its Designee

•        Legal requests

•        Requests for shareholder lists

•        Rescission requests

•        Foreign investor approvals

•        Questionable resales

•        Some transfers requiring legal back up

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